Exhibit 21 Subsidiaries of Registrant

Name	Parent Company	State of Incorporation

Atlantic Coast Bank	Atlantic Coast Federal Corporation	Federal

First Community Financial Services, Inc.	Atlantic Coast Bank	Georgia